Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124300) pertaining to the Oasys Mobile, Inc. Third Amended and Restated 2000 Equity Compensation Plan of our report dated March 28, 2007, with respect to the financial statements of Oasys Mobile, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

April 2, 2007
Raleigh, North Carolina